Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2020 Results

STAMFORD, CT, May 7, 2020 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax segment, today reported financial results for the three months ended March 31, 2020.

Highlights for the Quarter:

•Generated net revenues of $74.4 million.
◦TCE Revenue (1) for the quarter equated to $43.0 million.
◦ TCE (1) of $10,075 for the quarter.

•Realized a net loss of $3.5 million or $0.05 per basic and diluted share.

•Adjusted EBITDA(1) of $18.8 million.

Other highlights

•Completed the scrubber installation program in early April- 41 vessels, or 82% of our fleet, are now fitted with exhaust gas cleanings systems

•Looking ahead into the second quarter of 2020, the Company has attained a TCE of $8,110 with approximately 67% of the available days fixed for the period thus far.

Gary Vogel, Eagle Bulk’s CEO, commented, “Global economic disruption brought about by the COVID-19 pandemic has led to a massive reduction of global trade and cargo flows. While our primary focus has been and will continue to be ensuring the health, safety and welfare of our crews and employees, we also consistently seek to deliver above market commercial performance, regardless of underlying conditions. Although the BSI dropped by almost 40% in Q1, we have been able to maintain our trading momentum into the quarter and significantly outperform the market with a TCE of over $10,000 per day, which equates to a 62% beat. We were able to achieve this result by successfully executing on our active management approach to trading and by benefiting from operating scrubbers on the majority of our fleet. While the short-term dynamics are challenging, we believe Eagle is well-positioned to navigate through this uncertain period given the quality of our team, our active owner-operator model, and our solid balance sheet.”

Fleet Operating Data

	Three Months Ended
	March 31, 2020	March 31, 2019
Ownership Days	4,550	4,160
Chartered in Days	604	1,036
Available Days	4,871	5,106
Operating Days	4,831	5,070
Fleet Utilization (%)	99.2%	99.3%

1 These are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading "Supplemental Information - Non-GAAP Financial Measures".

Results of Operations for the three months ended March 31, 2020 and 2019

For the three months ended March 31, 2020, the Company reported a net loss of $3.5 million, or basic and diluted loss of $0.05 per share. In the comparable quarter of 2019, the Company reported net income of $29 thousand, or basic and diluted income of $0.0 per share.

Revenues, net

Net time and voyage charter revenues for the three months ended March 31, 2020 were $74.4 million compared with $77.4 million recorded in the comparable quarter in 2019. The decrease in revenue was primarily attributable to a decrease in available days, due to lower chartered-in activity offset by an increase in owned days due to the acquisition of six Ultramax vessels in the second half of 2019.

Voyage expenses

Voyage expenses for the three months ended March 31, 2020 were $26.6 million compared to $25.9 million in the comparable quarter in 2019. The increase was mainly attributable to an increase in the number of freight voyages performed offset by a decrease in bunker prices.

Vessel expenses

        Vessel expenses for the three months ended March 31, 2020 were $23.7 million compared to $20.1 million in the comparable quarter in 2019. The increase in vessel expenses was attributable to increased crew wages, expenses for lubes, deck stores, scrubber spares and an increase in ownership days after the purchase of six Ultramax vessels offset by the sale of the vessels Thrasher and Kestrel in the second half of 2019. The ownership days for the three months ended March 31, 2020 and 2019 were 4,550 and 4,160, respectively.

        Average daily vessel operating expenses for our fleet for the three months ended March 31, 2020 and 2019 were $5,209 and $4,830, respectively.

Charter hire expenses

        Charter hire expenses for the three months ended March 31, 2020 were $6.0 million compared to $11.5 million in the comparable quarter in 2019. The decrease in charter hire expenses was principally due to a decrease in the number of chartered-in days. The total chartered-in days for the three months ended March 31, 2020 were 604 compared to 1,036 for the comparable quarter in the prior year. The Company currently charters-in three Ultramax vessels on a long term basis with lease terms ranging from one to two years.

Depreciation and amortization

Depreciation and amortization expense for the three months ended March 31, 2020 and 2019 was $12.5 million and $9.4 million, respectively. Total depreciation and amortization expense for the three months ended March 31, 2020 includes $10.6 million of vessel and other fixed asset depreciation and $1.9 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended March 31, 2019 were $8.2 million of vessel and other fixed asset depreciation and $1.2 million of amortization of deferred drydocking costs. The increase in depreciation expense is due to an increase in the cost base of our owned fleet due to the capitalization of scrubbers and BWTS on our vessels, and the purchase of six Ultramax vessels in the second half of 2019, marginally offset by the sale of two vessels. The increase in drydock amortization was due to the completion of twelve additional drydocks since the first quarter of 2019.

General and administrative expenses

General and administrative expenses for the three months ended March 31, 2020 and 2019 were $8.0 million and $8.4 million, respectively. General and administrative expenses included stock-based compensation of $0.8 million and $1.4 million for the three months ended March 31, 2020 and 2019, respectively. The decrease in general and administrative expenses was mainly attributable to the decrease in stock-based compensation expense.

Interest expense

        Interest expense for the three months ended March 31, 2020 and 2019 was $9.2 million and $6.8 million, respectively. The increase in interest expense is primarily due to an increase in our outstanding debt under the Convertible Bond Debt and the New Ultraco Debt Facility offset by a decrease in interest rates.

Liquidity and Capital Resources

	Three Months Ended
	March 31, 2020	March 31, 2019
Net cash (used in)/provided by operating activities	$(12,146,853)	$11,941,876
Net cash used in investing activities	(15,299,551)	(16,913,754)
Net cash provided by financing activities	40,538,847	6,806,589
Net increase in cash, cash equivalents and restricted cash	13,092,443	1,834,711
Cash, cash equivalents and restricted cash at beginning of period	59,130,285	78,163,638
Cash, cash equivalents and restricted cash at end of period	$72,222,728	$79,998,349

Net cash used in operating activities for the three months ended March 31, 2020 was $12.1 million, compared with net cash provided by operating activities of $11.9 million in the comparable period in 2019. The cash flows from operating activities decreased as compared to the same period in the prior year primarily due to the negative impact of working capital changes due to an increase in net unrealized gains on our derivative instruments as well as an increase in drydock expenditures.

Net cash used in investing activities for the three months ended March 31, 2020 was $15.3 million, compared to $16.9 million in the comparable period in the prior year. During the three months ended March 31, 2020, the Company paid $18.4 million for the purchase and installation of scrubbers and ballast water treatment systems ("BWTS) on our fleet. The Company also received insurance proceeds of $3.6 million for hull and machinery claims. Additionally, the Company paid $0.5 million towards vessel improvements. During the three months ended March 31, 2019, the Company purchased one Ultramax vessel for $20.4 million, out of which $2.0 million was paid as an advance as of December 31, 2018 offset by the proceeds from the sale of two vessels for $12.8 million. Additionally, the Company paid $11.2 million for the purchase and installation of scrubbers and BWTS on our fleet.

Net cash provided by financing activities for the three months ended March 31, 2020 was $40.5 million compared with $6.8 million in the comparable period in 2019. During the three months ended March 31, 2020, the Company received $45.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility and $2.5 million in proceeds from the Super Senior Facility. The Company repaid $5.8 million of the New Ultraco Debt Facility and paid $1.2 million towards shares withheld for taxes due to the vesting of restricted shares. During the three months ended March 31, 2019, the Company completed a debt refinancing transaction and received net proceeds of $153.4 million, by entering into new term and revolver loan facilities under the New Ultraco Debt Facility and repaid all outstanding debt under the Original Ultraco Debt Facility and New First Lien Facility of $82.6 million and $65.0 million, respectively. The Company paid $3.2 million as debt issuance costs to the lenders under the New Ultraco Debt Facility. Additionally, the Company paid $0.9 million towards shares withheld for taxes due to the vesting of restricted shares.

        As of March 31, 2020, our cash and cash equivalents including restricted cash was $72.2 million compared to $59.1 million as of December 31, 2019.

        As of March 31, 2020, the total availability under the New Ultraco Debt Facility revolving credit facility is $10.0 million and $12.5 million under the Super Senior Facility.

        As of March 31, 2020, the Company’s outstanding debt consisted of the $188.0 million Norwegian Bond, the $211.8 million under the New Ultraco Debt Facility including $45 million of outstanding revolver, $2.5 million under the Super Senior Facility and the $114.1 million Convertible Bond Debt.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

        Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the three months ended March 31, 2020, three of our vessels completed drydocking and we incurred drydocking expenditures of $5.2 million. In the three months ended March 31, 2019, three vessels completed drydock and one vessel was still in drydock as of March 31, 2019 and we incurred drydocking expenditures of $2.5 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (2) (3) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS	Scrubbers	Drydocks
June 30, 2020	129	$2.1	$8.9	$2.3
September 30, 2020	237	1.7	—	4.5
December 31, 2020	114	1.0	—	1.6
March 31, 2021	109	0.8	—	1.5

(1) Actual duration of off-hire days will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(3) Subsequent to March 31, 2020, the Company applied for and received extensions for BWTS installations from U.S.Coast Guard on 18 of our vessels. The Company is currently reviewing the BWTS installation schedule.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2020	March 31, 2019
Revenues, net	$74,378,319	$77,389,597

Voyage expenses	26,564,358	25,906,140
Vessel expenses	23,700,109	20,093,706
Charter hire expenses	6,040,939	11,491,906
Depreciation and amortization	12,466,483	9,407,108
General and administrative expenses	7,961,072	8,409,919
Gain on sale of vessels	—	(4,106,547)
Total operating expenses	76,732,961	71,202,232
Operating (loss)/income	(2,354,642)	6,187,365
Interest expense	9,191,815	6,762,003
Interest income	(156,857)	(434,318)
Loss on debt extinguishment	—	2,268,452
Realized and unrealized (gain)/loss on derivative instruments, net	(7,861,841)	(2,438,255)
Total other expense, net	1,173,117	6,157,882
Net (loss)/income	$(3,527,759)	$29,483

Weighted average shares outstanding:
Basic	71,869,152	71,283,301
Diluted	71,869,152	72,070,868

Per share amounts:
Basic net (loss)/income	$(0.05)	$—
Diluted net (loss)/income	$(0.05)	$—

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$69,229,926	$53,583,898
Restricted cash - current	2,917,885	5,471,470
Accounts receivable, net of a reserve of $2,760,679 and $2,472,345, respectively	18,155,336	19,982,871
Prepaid expenses	4,019,234	4,631,416
Inventories	15,360,834	15,824,278
Derivative asset and other current assets	14,753,326	1,039,430
Total current assets	124,436,541	100,533,363
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $163,508,323 and $153,029,544, respectively	858,807,828	835,959,084
Operating lease right-of-use assets	17,185,019	20,410,037
Other fixed assets, net of accumulated depreciation of $920,296 and $832,541, respectively	690,558	740,654
Restricted cash - noncurrent	74,917	74,917
Deferred drydock costs, net	20,772,193	17,495,270
Deferred financing costs - Super Senior Facility	—	166,111
Advance for scrubbers and ballast water systems and other assets	4,500,971	26,707,700
Total noncurrent assets	902,031,486	901,553,773
Total assets	$1,026,468,027	$1,002,087,136
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,239,878	$13,483,397
Accrued interest	7,797,292	5,321,089
Other accrued liabilities	17,346,898	28,996,836
Fair value of derivative instruments - current	3,314,556	756,229
Current portion of operating lease liabilities	13,346,261	13,255,978
Unearned charter hire revenue	3,232,360	4,692,259
Current portion of long-term debt	37,194,297	35,709,394
Total current liabilities	92,471,542	102,215,182
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	176,221,096	175,867,310
Super Senior Facility, net of debt issuance costs	2,355,465	—
New Ultraco Debt Facility, net of debt issuance costs	134,313,009	141,396,770
Revolver loan under New Ultraco Debt Facility	45,000,000	—
Convertible Bond Debt, net of debt discount and debt issuance costs	93,730,654	92,803,144
Fair value of derivative instruments - non current	177,008	—
Operating lease liabilities	4,821,044	8,301,793
Total noncurrent liabilities	456,618,276	418,369,017
Total liabilities	549,089,818	520,584,199
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 71,939,885 and 71,502,206 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	719,399	715,022
Additional paid-in capital	917,532,791	917,862,269
Accumulated deficit	(440,602,113)	(437,074,354)
Accumulated other comprehensive loss	(271,868)	—
Total stockholders' equity	477,378,209	481,502,937
Total liabilities and stockholders' equity	$1,026,468,027	$1,002,087,136

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net (loss)/income	$(3,527,759)	$29,483
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	10,566,534	8,168,411
Amortization of operating lease right-of-use asset	3,225,018	3,271,111
Amortization of deferred drydocking costs	1,899,949	1,238,698
Amortization of debt discount and debt issuance costs	1,503,866	503,716
Loss on debt extinguishment	—	2,268,452
Gain on sale of vessels	—	(4,106,547)
Net unrealized gain on fair value of derivatives	(7,157,801)	(2,958,154)
Stock-based compensation expense	836,200	1,445,469
Drydocking expenditures	(5,176,872)	(2,527,553)
Changes in operating assets and liabilities:
Accounts payable	(3,427,047)	1,467,508
Accounts receivable	(1,318,060)	810,103
Accrued interest	2,476,203	5,255,356
Fair value of derivatives	3,219,696	—
Inventories	463,444	2,999,999
Operating lease liabilities short and long-term	(3,390,466)	(3,643,179)
Other current and non-current assets	(7,736,630)	1,084,257
Other accrued liabilities and other non-current liabilities	(3,755,411)	(2,306,786)
Prepaid expenses	612,182	694,789
Unearned revenue	(1,459,899)	(1,753,257)
Net cash (used in)/provided by operating activities	(12,146,853)	11,941,876

Cash flows from investing activities:
Purchase of vessel and vessel improvements	(466,556)	(18,465,609)
Purchase of scrubbers and ballast water systems	(18,365,237)	(11,244,778)
Proceeds from hull and machinery insurance claims	3,569,901	—
Proceeds from sale of vessels	—	12,820,557
Purchase of other fixed assets	(37,659)	(23,924)
Net cash used in investing activities	(15,299,551)	(16,913,754)

Cash flows from financing activities:
Repayment of revolver loan under New First Lien Facility	—	(5,000,000)
Proceeds from the revolver loan under New First Lien Facility	—	5,000,000
Repayment of Original Ultraco Debt Facility	—	(82,600,000)
Proceeds from New Ultraco Debt Facility	—	153,440,000
Repayment of term loan under New Ultraco Debt Facility	(5,813,671)	—
Proceeds from revolver facility under New Ultraco Debt Facility	45,000,000	—
Proceeds from Super Senior Facility	2,500,000	—
Repayment of New First Lien Facility - term loan		(60,000,000)
Debt issuance costs paid to lenders on New Ultraco Debt Facility		(3,156,250)
Cash used to settle net share equity awards	(1,161,301)	(877,161)

Other financing costs	13,819	—
Net cash provided by financing activities	40,538,847	6,806,589

Net increase in cash, cash equivalents and restricted cash	13,092,443	1,834,711
Cash, cash equivalents and restricted cash at beginning of period	59,130,285	78,163,638
Cash, cash equivalents and restricted cash at end of period	$72,222,728	$79,998,349
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$5,211,746	$901,516
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$8,669,169	$4,749,057
Accruals for debt issuance costs included in Other accrued liabilities	$—	$300,000

Supplemental Information - Non-GAAP Financial Measures

        This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

        Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net (loss)/income, operating (loss)/income, cash flows (used in)/provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net (loss)/income to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net (loss)/income to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31, 2020	March 31, 2019
Net (loss)/income	$(3,527,759)	$29,483
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	9,191,815	6,762,003
Interest income	(156,857)	(434,318)
Income taxes	—	—
EBIT	5,507,199	6,357,168
Depreciation and amortization	12,466,483	9,407,108
EBITDA	17,973,682	15,764,276
Non-cash, one-time and other adjustments to EBITDA(1)	836,200	(392,626)
Adjusted EBITDA	$18,809,882	$15,371,650
(1) One-time and other adjustments to EBITDA for the three months ended March 31, 2020 includes stock-based compensation. One-time and other adjustments to EBITDA for the three months ended March 31, 2019 includes stock-based compensation, loss on debt extinguishment and gain on sale of vessels.

TCE revenue and TCE
        Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues, net to TCE

	Three Months Ended
	March 31, 2020	March 31, 2019
Revenues, net	$74,378,319	$77,389,597
Less:
Voyage expenses	(26,564,358)	(25,906,140)
Charter hire expenses	(6,040,939)	(11,491,906)
Reversal of one legacy time charter	462,636	(414,139)
Realized gain/(loss) on FFAs and bunker swaps	755,969	(475,523)
TCE revenue	$42,991,627	$39,101,889

Owned available days	4,267	4,070
TCE	$10,075	$9,607

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $188 million, are secured by 24 vessels.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of March 31, 2020, $10.0 million of the revolving credit facility remains undrawn. The New Ultraco Debt Facility is secured by 24 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. As of March 31, 2020, $12.5 million remains undrawn.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, May 8, 2020, to discuss the first quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 1689663. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on May 8, 2020 until 11:00 AM ET on May 17, 2020. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 1689663.

 About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S.based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.